Exhibit 21
THE DRESS BARN, INC.

SUBSIDIARIES OF THE REGISTRANT
(All 100% owned)

State of Incorporation
or Formation
Subsidiaries of The Dress Barn, Inc.

D.B.R., Inc.	Delaware

DBX Inc.	New York

Dunnigan Realty, LLC	Delaware

Dress Barn Credit Management, LLC	Virginia

Maurices Incorporated	Delaware

Subsidiaries of Maurices Incorporated

Maurices Credit Management, Inc.	Virginia